Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements of The Rubicon Project, Inc. (Forms S-8 Nos. 333-201174 and 333-195972) of our report dated January 27, 2015, relating to the financial statements of iSocket, Inc., which report appears in this Current Report on Form 8-K/A of The Rubicon Project, Inc.

/s/ Moss Adams LLP

San Francisco, California
January 27, 2015